Exhibit 99.1
SIFCO Industries, Inc. (“SIFCO”) Announces
Appointment of Jennifer Wilson as CFO

Cleveland, OH — SIFCO Industries, Inc. (NYSE American: SIF), a leading supplier of forged products to the aerospace, energy, and defense markets, today announced the appointment of Jennifer Wilson Skuhrovec as the Company’s chief financial officer ("CFO"), effective November 13, 2024. Ms. Wilson replaces Thomas Kubera, who served as CFO since 2018 and announced his intention to retire earlier this year.

“Jenn has significant experience in strategic accounting and finance roles throughout her career, along with deep knowledge of SIFCO’s accounting and operating organization,” said George Scherff, CEO. “Her combination of financial acumen, business insight and commitment to fostering a positive culture will be invaluable as we pursue our goals of enhancing profitability and shareholder value.”

“We also want to thank Tom for his dedicated service to the Company. He has steered us through some of our most significant challenges and milestones and we wish him all the best in retirement.”

Ms. Wilson joined SIFCO in 2019 as Director of Financial Planning and Analysis. She began serving as the Controller of the Company’s Orange, CA facility in 2021 and assumed the role of Director of External Reporting in 2022. Prior to SIFCO, Ms. Wilson was an Accounting and Finance Consultant with Resources Global Professionals and served as Manager of Accounting and Treasury for Technical Consumer Products. Ms. Wilson is a certified public accountant and holds an MBA in business administration and Bachelor of Science in accounting from David N. Meyers College.

Ms. Wilson will be responsible for SIFCO’s financial strategies and will lead the finance and accounting organization, including financial planning and analysis, treasury, internal and external reporting, audit, tax, and risk management. “I am excited to accept the role of CFO and look forward to collaborating with the team to shape a bright future for SIFCO as we move forward together,” Ms. Wilson said.

SIFCO supplies flight-critical forged components and machined assemblies to the world’s leading aircraft and engine manufacturers. These components can be found on virtually all commercial and military fixed-wing aircraft, as well as helicopters and business jets. SIFCO products are also supplied to leading steam and gas turbine manufacturers and oil producers serving the energy sector.

SIFCO Industries, Inc.
Thomas Kubera, CFO, 216-881-8600
www.sifco.com